Exhibit 10.4

February 17, 2021

Mike Batesole

4180 Arbolado

Dr. Walnut Creek, CA 94598

Dear Mike,

We are writing to you to extend an offer of employment with TPCO Holding Corp. (“Employer”) so you can join us on our exciting new journey. Assuming you accept our offer as described and explained below, your employment by Employer under the terms outlined in this document will be effective upon February 15, 2021.

This letter agreement (this “Letter Agreement”) sets forth our binding offer of employment with Employer (or at the option of Employer, an affiliate of Employer) as the Chief Financial Officer of TPCO Holding Corp. upon the terms and conditions set forth in this Letter Agreement. Any capitalized terms used herein but not defined herein will have the meanings ascribed to such capitalized term in the Transaction Agreement.

Employment Date:	The date February 15, 2021 (the “Effective Date”).

Position:	Chief Financial Officer of TPCO Holding Corp. In this full-time, exempt position, you will render services commensurate with your office, which will include those usual and customary duties and responsibilities and as may be prescribed by the board of directors of the Chief Executive Officer (each and collectively, the “Board”).

Compensation:	Annual rate of base salary USD$ 300,000 (the “Base Salary”) to be paid in accordance with Employer’s regular payroll practices. Your Base Salary will be reviewed at least annually with the opportunity for merit increases, by the Board or the Compensation Committee of the Board.

Terms of Employment:	Your employment terms will be subject to the published personnel policies of Employer and its affiliates including, without limitation, rules relating to privacy, non-discrimination, use of Employer’s property, technology use matters, confidentiality, non-competition, solicitation of employees, vendors and customers, conflicts of interest, non-hostile work environment, non-discrimination, and other matters.

Bonuses:	You will be eligible to participate in the Company’s annual bonus plan (“Annual Bonus”) applicable to other senior executives similarly situated, on the terms and subject to the conditions of such bonus plan, as may be in effect from time to time. The target amount for your Annual Bonus will be equal to 50.0% (“Target Annual Base Bonus Percentage”) of your Base Salary and the actual bonus amount will be meeting Company performance and individual performance goals adopted by the Board or compensation committee of the Board or, if no such goals are adopted by the Board, then at the direction of and in the sole discretion of the Board or Compensation Committee. You need to continue to be employed on the date of payment of the Annual Bonus to executives of the Company to be eligible to receive any annual bonus, except as provided below under “Severance.”

Equity Award:	In consideration of your accepting employment hereunder, you will be granted equity under TPCO Holding Corp’s equity incentive plan to be adopted promptly after the Closing, in accordance with the vesting schedule and other terms set forth on Schedule A attached hereto.

Benefits:	During your employment, you will be entitled to participate in any health, disability, group term life insurance plans, salary deferrals plan, pension, retirement and profit sharing plans, and/or in any other perquisites and benefit plans that Employer extends generally from time to time to its executives.

Severance:

In the event of a termination of your employment by the Company without “Cause” (as defined below) or a resignation by you for “Good Reason” (as defined below), in addition to any unpaid amounts or reimbursement owed by Employer to you through your date of termination, you will be eligible (a) for continuation of your Base Salary for 12 months following the effective date of termination and (b) for the payment by Employer of the employee portion of you medical insurance under COBRA for a period of 12 months following the effective date of your termination, subject in each case to your execution and non-revocation of a general release of claims in a form reasonably acceptable to the parties, and your continued compliance with your post-employment confidentiality covenants set forth below.

“Cause” means, in Employer’s reasonable good faith belief, any of the following has occurred: (a) a conviction of, or plea of guilty or nolo contendere to any misdemeanor involving dishonesty or theft, or any felony; (b) a conviction of, or plea of guilty or nolo contendere under applicable securities laws; (c) willful misconduct resulting in material harm to Employer or any of its affiliates, including any acts which could materially threaten the reputation of Employer or any of its affiliates, or the continuity of the operating licenses of Employer or its affiliates; (d) fraud, theft or embezzlement against Employer or any affiliate of Employer, (e) willful violation of a material lawful policy or procedure of Employer or any of its affiliates, resulting in any case in material harm to Employer or any of its affiliates, including any acts which could threaten the reputation or legal affairs of Employer or its affiliates, of the continuity of the operating licenses of Employer or its affiliates, or (f) breach of any non-competition, non-solicitation, nondisclosure, confidentiality or intellectual property assignment covenant with the Employer or any of its affiliates. Employer shall first be required to provide you with written notice of any act or circumstance which Employer contends constitutes Cause within forty-five (45) days after becoming aware of the occurrence of such event, and if such event is capable of cure, provide you with thirty (30) days to cure such event and/or breach.

“Good Reason” means (a) any material breach by Employer of the terms and provisions of this Letter Agreement; (b) except as a temporary reduction of your Initial Base Salary; (c) a relocation by Employer of your principal work place to a location more than 50 miles from your then principal work place (if such new principal work place is more than 50 miles from your then principal residence) (provided however that the parties hereto agree and understand that this provision shall be reasonably interpreted consistent with COVID-19 factors may exist from time to time, if any), or (d) the failure of Employer to obtain an assumption agreement for this Letter Agreement from any successor in connection with a Sale Event (as defined below). You shall first be required to provide Employer written notice of any such event which you contend constitutes Good Reason within forty-five (45) days after the occurrence of such event, and thereafter provide Employer thirty (30) days to cure such event and/or breach.

Sale Event” means in the event of the closing of any of the following: (A) any transaction (which shall include a series of transactions occurring within sixty days or occurring pursuant to a plan) that has the result that the shareholders of Employer immediately before such transaction cease to own at least fifty-one percent (51%) of the voting stock of Employer, or of any entity that results from the participation of Employer in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction, (B) a sale or exchange of all or substantially all of the assets of Employer, or (C) a plan of merger, consolidation, reorganization, liquidation or dissolution in which Employer does not survive.

Restrictive Covenants:

In consideration of the mutual covenants and agreements set forth in this Letter Agreement, you agree that during the term of your employment to comply with the restrictive covenants set forth below:

Non-Solicit of Employees. You will not directly or indirectly, whether for your benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce any senior level manager or key employee of the Company to terminate employment with, or otherwise cease a relationship with, Company.

Non-Solicit of Customers. You will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts of the Company, or identified prospective clients, customers, or accounts of Company, which you had actual knowledge of prior to such solicitation.

Non-Compete. You will not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, distributor, consultant, employee, partner, lender to or investor in, any Restricted Enterprise (as defined below) in any in the state of California; provided, however, that in no event shall ownership (without management) of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited. “Restricted Enterprise” shall mean means any competitor business involved in the cultivation, sale, distribution or manufacture of cannabis products.

Confidentiality; Company Property. You acknowledge that you have had and will have access to non-public confidential and proprietary information and business methods relating to the Company’s business and operations (“Confidential Information”) and that the Company would be irreparably injured and the goodwill of the Company would be irreparably damaged if you were to breach the covenants set forth in this paragraph. In accordance with applicable law and in addition to any other rights and remedies provided herein, the Company shall be entitled to seek equitable relief by way of an injunction or otherwise for any such breach. During the term of employment and for a three year period thereafter, you will not (a) publish, disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, directly or indirectly, any Confidential Information respecting any aspect of the Company’s business, except to the Company or its managers, officers, employees, or consultants in providing services to or on behalf of the Company, or (b) use any Confidential Information that is detrimental to the Company, except in the course of providing services to or on behalf of the Company. All documents, including electronically encoded documents and equipment relating to the business of the Company and its affiliates, whether prepared by you or otherwise coming into your possession during the term of employment, are and shall remain the exclusive property of the Company or its affiliates (as applicable). Upon termination of employment, any documents and equipment that are removed must be returned promptly to the Company upon the written request of the Company. Notwithstanding the above, Company and you acknowledge and agree that the obligations set out in this paragraph shall not apply to any portion of Company Confidential Information which: (A) was at the time of disclosure to you part of the public domain by publication or otherwise; or (B) became part of the public domain after disclosure to you by publication or otherwise, except by breach of this Agreement; or (C) was already properly and lawfully in your possession at the time it was received from the Company; or (D) was or is lawfully received by you from a third party who was under no obligation of confidentiality with respect thereto; or (E) is required to be disclosed by law, regulation or judicial or administrative process, provided that all available legal remedies have been exhausted and written advance notice of such action was timely given to Company.

Termination:	Your employment contemplated hereunder will automatically terminate in the event of death or disability. Subject to any obligations set forth herein, Employer may terminate your employment hereunder at any time, with or without Cause upon sixty (60) days prior written notice.

If the terms set forth in this Letter Agreement are acceptable, please acknowledge your acceptance and agreement to be bound by the terms of this Letter Agreement by executing below and returning a signed copy of this Letter Agreement to the undersigned prior to the revocation of this Letter Agreement by the Employer. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Letter Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy. On behalf of the entire leadership team at The Parent Company, we look forward to your acceptance of this Letter Agreement and the opportunity to work together.

Best regards,

/s/ Steve Allan

Steve Allan

CEO, The Parent Company (TPCO Holdings Corp)

Your signature below verifies your acceptance of this Letter Agreement and agreement with the terms herein:

/s/ Mike Batesole

Signature, Mike Batesole

2/18/2021 | 18:39 PST

Date:

Schedule A

Equity Award

Initial Award

As of the Effective Date, you will be granted a USD$ 1,000,000 “Initial Award” through shares of The Parent Company (“RSUs”), which will vest as follows:

1.	25% (the “Initial Vested Amount”) will vest one year after the Effective Date (the “Initial Vesting Period”).

2.	The remaining RSUs will vest in thirty-six (36) equal monthly installments beginning on the first day of the first month following the Initial Vesting Period.

If there is a Sale Event (as defined in this Letter Agreement), all unvested RSUs will vest immediately prior to the closing of the Sale Event. If you are terminated without Cause, resign for Good Reason, or your employment ceases as a result of your death or disability (any of the foregoing, a “Non-Cause Termination”), your Initial Vested Amount (if not already vested) plus unvested RSUs equal to 30% of the RSU’s subject to the Initial Award (or such smaller number of unvested RSU’s) shall be deemed to be vested as of the effective date of such Non-Cause Termination.

Annual Award (Year 1)

In addition to the Initial Award, as of the Effective Date, you will be granted a USD$ 500,000 “Annual Award” in RSUs, which will vest as follows:

1.	25% (the “Initial Vested Amount”) will vest one year after the Effective Date (the “Initial Vesting Period”).

2.	The remaining RSUs will vest in thirty-six (36) equal monthly installments beginning on the first day of the first month following the Initial Vesting Period.

If there is a Sale Event (as defined in this Letter Agreement), all unvested RSUs will vest immediately prior to the closing of the Sale Event. If you are terminated without Cause, resign for Good Reason, or your employment ceases as a result of your death or disability (any of the foregoing, a “Non-Cause Termination”), your Initial Vested Amount (if not already vested) plus unvested RSUs equal to 30% of the RSU’s subject to the Annual Award (or such smaller number of unvested RSU’s) shall be deemed to be vested as of the effective date of such Non-Cause Termination.